Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – April 24, 2018 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) (“CTG”) announced today financial and operating results for the first quarter ended March 31, 2018.

Highlights for the quarter included the following:
•	Total revenue of $173.6 million, an increase of 9.3% compared with the first quarter of 2017.
•	Freight revenue of $150.5 million (excludes revenue from fuel surcharges), an increase of 7.4% compared with the first quarter of 2017.
•
Operating income of $6.4 million and an operating ratio of 95.7%, compared with operating income of $0.3 million and an operating ratio of 99.8% in the first quarter of 2017. Operating ratio is defined as: total operating expenses minus fuel surcharge revenue, divided by freight revenue.

•
Net income of $4.4 million, or $0.24 per diluted share, compared with a net loss of $39 thousand, or ($0.00) per diluted share in the first quarter of 2017. Net loss for the first quarter of 2017 included an unfavorable impact totaling approximately $0.6 million attributable to an increased reserve in respect to an adverse cargo claim judgment stemming from a cargo loss in 2008.

Management Discussion—Asset-Based Truckload Operations
Chairman, and Chief Executive Officer, David R. Parker, made the following comments: “We were pleased that each of our three asset-based units – expedited, dedicated, and solo refrigerated -- generated an improved operating margin compared with the 2017 quarter.  The expedited and solo refrigerated units improved by approximately 500 basis points each, while the more consistent dedicated unit improved by approximately 100 basis points. For the quarter, total revenue in our asset‑based operations increased to $154.5 million, an increase of $8.9 million compared with the first quarter of 2017.  This increase consisted of $4.4 million higher freight revenue and $4.5 million higher fuel surcharge revenue. The $4.4 million increase in freight revenue related to a 6.3% increase in average freight revenue per tractor in the 2018 period as compared to the 2017 period, partially offset by a $3.2 million year-over-year reduction in intermodal revenues as we effectively discontinued this consistently unprofitable service offering within our solo refrigerated business unit during December 2017.

“Average freight revenue per tractor per week increased to $3,993 during the 2018 quarter from $3,755 during the 2017 quarter. Average freight revenue per total mile increased by 15.4 cents per mile, or 9.5%, compared to the 2017 quarter and average miles per tractor decreased by 2.9%.  The main factors impacting the decreased utilization was the approximate 420 basis point decrease in the percentage of our fleet comprised of team-driven trucks and a lower average seated truck percentage. Team-driven trucks decreased to an average of 894 teams (or 34.9% of the total fleet) in the first quarter of 2018 versus an average of 1,003 teams (or 39.1% of the total fleet) in the first quarter of 2017. On average, approximately 6.2% of our fleet lacked drivers during the 2018 quarter compared with approximately 4.2% during the 2017 quarter.

“Salaries, wages and related expenses increased approximately 3.8 cents per total mile due primarily to employee pay adjustments since the first quarter of 2017, partially offset by the reduced percentage of team-driven trucks.

“Net fuel expense decreased by approximately 3.4 cents per total mile in the 2018 quarter, primarily as a result of improvement in fuel hedging activity, with $0.2 million of fuel hedge gains in the 2018 quarter compared with $1.2 million of fuel hedge losses in the 2017 quarter. In addition, our fuel surcharge recovery was more effective during the 2018 quarter and we expect to continue to experience improved fuel economy as we upgrade our tractor fleet.  These favorable items were partially offset by increased fuel pricing. Ultra-low sulfur diesel prices as measured by the Department of Energy averaged approximately $0.45/gallon higher in the first quarter of 2018 compared with the 2017 quarter.

Management Discussion—Non-Asset Based Managed Freight and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based managed freight subsidiary: “For the quarter, Solutions’ total revenue increased 45.0%, to $19.0 million from $13.1 million in the same quarter of 2017. Operating income was approximately $1.1 million for an operating ratio of 94.4%, compared with operating income of approximately $1.4 million and an operating ratio of 89.0% in the first quarter of 2017. Due primarily to a more competitive market for sourcing third party capacity, Solutions’ net revenue margin declined by approximately 800 basis points versus a very strong 2017 quarter, and we expect net revenue margin to remain in the mid-to-high teens for the balance of 2018.  While the revenue growth in 2018 has helped spread SG&A costs, Solutions’ operating ratio could slip further due to planned investments in strategic employees, as well as a new transport management system to enhance our supply chain services and growth potential. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $1.5 million of pre-tax income in the quarter compared with $1.0 million in the first quarter of 2017.”

Cash Flow, Liquidity and Capitalization
Richard B. Cribbs, the Company's Executive Vice President and Chief Financial Officer, added the following comments: “At March 31, 2018, our total balance sheet debt and capital lease obligations, net of cash, were $175.5 million, and our stockholders’ equity was $301.7 million, for a ratio of net debt to total balance sheet capitalization of 36.8%. At March 31, 2018, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $19.6 million. Since the end of 2017, the Company's balance sheet debt and capital lease obligations, net of cash, decreased by $22.9 million, while the present value of financing provided by operating leases decreased $2.0 million. At March 31, 2018, we had approximately $57.9 million of borrowing availability under our revolving line of credit.

“Our net capital expenditures for the three months ended March 31, 2018 approximated $13.7 million compared to $15.9 million for the prior year period. In the first quarter of 2018, we took delivery of approximately 286 new company tractors and disposed of approximately 252 used tractors. Our current tractor fleet plan for full-year 2018 includes the delivery of approximately 650 new company tractors, and the disposal of approximately 690 used tractors. For 2018, the average size of our tractor fleet is expected to be flat to up 1.0% as compared to the average for 2017. Our average company tractor fleet age was 2.1 years at March 31, 2018, up slightly from 2.0 years at March 31, 2017.”

Outlook
Mr. Cribbs remarked on the Company’s financial outlook: “From a financial perspective, we are forecasting sequential operating income improvement in each of the remaining quarters of 2018.  Based on our expectation of a continuation of recent U.S. economic growth, as well as continued regulatory and demographic capacity constraints on driver availability, we expect year-over-year average freight revenue per total mile to be positive over the remainder of the year by a high single digit percentage.  The percentage may be greatest in the second quarter, when a large portion of our annual contractual rate revisions are scheduled and the comparison to last year's quarter is most favorable. The expected increase in yield will be offset in part by higher employee wages, the potential for miles per tractor to remain lower than last year, and inflationary factors. All in all, we expect meaningful year-over-year improvements in earnings per share each quarter of 2018.”

Mr. Cribbs concluded: “In terms of strategic and operating considerations, we remain focused on positioning our service offerings for extended success in their respective markets and continuing to develop and grow our professional driver employee base.  A key initiative for our business in 2018 is becoming closer to our customers.  As we allocate our capacity in the currently robust freight market, we are seeking to partner with customers that will integrate us deeper into their supply chains, offer operationally friendly and seasonally manageable volumes, and respect our drivers’ time and value.  We expect to increase our capital allocation toward dedicated, 3PL, and other managed freight solutions to become the go-to partner for our customers’ most critical transportation and logistics needs. In this regard, we believe our diverse service offerings provide a valuable asset that we can leverage to achieve this goal, while our enterprise-wide sales effort will make it easier to do business with us. We continue to expect significant earnings contribution from peak shipments in November-December of each year; however, the focus on these other services is intended to reduce the seasonal volatility we have experienced in previous years.   As we pursue our goals, we expect the professional driver environment to continue to offer significant challenges as well as the opportunity to differentiate the Covenant group of companies as the carrier of choice for many drivers.  Many small competitors face the prospect of network disruption and substantially lower paid miles for their drivers due to the enforcement of mandatory electronic log requirements.  Our network has been built on years of electronic log compliance, and we are actively working with our customers to maximize the efficiency and utility of our drivers’ hours of service.  We expect to continue to reward our drivers with pay increases to maintain or improve our seated truck percentage. In addition, we will continue to be highly focused on all aspects of our drivers’ experience, giving them the resources they need to enjoy their time with us, spend more time with their families, provide excellent customer service, and view us as a safe and rewarding home.”

Conference Call Information
The Company will host a live conference call tomorrow, April 25, 2018, at 10:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG1.  An audio replay will be available for one week following the call at 877-919-4059, access code 79447829. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com/investors under the icon “Earnings Info.”

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to the net revenue margin and operating ratio for Solutions, supply and demand relationship, our current tractor fleet plan, average fleet size, and the statements under “Outlook” are forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the rates and volumes realized during 2018, any repeal of the implementation of the rule requiring carriers to use ELDs, changes in tax laws or in their interpretations, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; and the ultimate uses of repurchased shares, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Executive Vice President and Chief Financial Officer
RCribbs@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant
KPerry@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA
	Three Months Ended March 31,
($000s, except per share data)	2018	2017	% Change
Freight revenue	$150,463	$140,126	7.4%
Fuel surcharge revenue	23,103	18,618	24.1%
Total revenue	$173,566	$158,744	9.3%

Operating expenses:
Salaries, wages, and related expenses	60,619	59,324
Fuel expense	27,181	25,402
Operations and maintenance	11,730	12,413
Revenue equipment rentals and purchased transportation	30,691	25,372
Operating taxes and licenses	2,660	2,735
Insurance and claims	8,685	8,718
Communications and utilities	1,741	1,628
General supplies and expenses	4,139	3,727
Depreciation and amortization, including gains and losses on disposition of property and equipment	19,695	19,116
Total operating expenses	167,141	158,435
Operating income	6,425	309
Interest expense, net	1,960	2,081
Income from equity method investment	(1,490)	(1,025)
Income (loss) before income taxes	5,955	(747)
Income tax expense (benefit)	1,538	(708)
Net income (loss)	$4,417	$(39)

Basic earnings (loss) per share	$0.24	$(0.00)
Diluted earnings (loss) per share	$0.24	$(0.00)
Basic weighted average shares outstanding (000s)	18,331	18,256
Diluted weighted average shares outstanding (000s)	18,406	18,336

	Three Months Ended March 31,
	2018	2017	% Change
($000s)	SEGMENT REVENUES
Asset-based trucking revenues	$131,445	$127,007	3.5%
Non-asset based managed freight revenues	19,018	13,119	45.0%
Freight revenue	$150,463	$140,126	7.4%

	OPERATING STATISTICS
Average freight revenue per loaded mile	$1.949	$1.799	8.4%
Average freight revenue per total mile	$1.770	$1.616	9.5%
Average freight revenue per tractor per week	$3,993	$3,755	6.3%
Average miles per tractor per period	29,010	29,873	-2.9%
Weighted avg. tractors for period	2,560	2,565	-0.2%
Tractors at end of period	2,576	2,570	0.2%
Trailers at end of period	6,736	7,409	-9.1%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	3/31/2018	12/31/2017
Total assets	$655,333	$649,668
Total stockholders' equity	$301,688	$295,201
Total balance sheet debt, net of cash	$175,533	$198,443
Net Debt to Capitalization Ratio	36.8%	40.2%
Tangible book value per basic share	$16.46	$16.11

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